EXHIBIT 5.2

November 25, 2008

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Re:	Registration Statement on Form S-3D for Atmos Energy Corporation Direct Stock
Purchase Plan

Dear Ladies and Gentlemen:

As Virginia counsel for Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), we are familiar with the Company’s Registration Statement on Form S-3D (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Act”), on the date hereof, with respect to the offering and issuance by the Company of 2,000,000 shares of its common stock, no par value per share (the “Common Stock”) under the Company’s Direct Stock Purchase Plan. All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

1.	the Amended and Restated Articles of Incorporation of the Company, as amended to date;

2.	the Amended and Restated Bylaws of the Company, as amended to date;

3.	such records of the corporate proceedings of the Company, and such other documents that we considered necessary or appropriate for the purpose of rendering this opinion; and

4.	such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion.

We do not purport to express any opinion on any laws other than those of the Commonwealth of Virginia and the federal laws of the United States of America. We express no opinion as to the effect of the laws of the State of Texas on the issuance, payment and nonassessability of the Common Stock.

On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with the pertinent provisions of the Act, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable):

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.	The Common Stock has been duly authorized and, upon the issuance and sale of the Common Stock as described in the Registration Statement and receipt by the Company of full payment therefor in accordance with the corporate authorization, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of this Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP
Hunton & Williams LLP